Exhibit 4.20

CONFIDENTIAL

Citigroup Inc.

201 S. Biscayne Blvd., 29th Floor

Miami, FL 33131 USA

August 29, 2023

Banco de Chile

Ahumada 251, Piso 2

Gerencia General

Santiago, Chile

Re: Amended and Restated Trademark License Agreement

Ladies and Gentlemen:

Reference is made herein to the Amended and Restated Trademark License Agreement, entered into as of November 29, 2019, by and between Citigroup Inc., a Delaware corporation (“Citi”), and Banco de Chile, a company organized and existing under the laws of the Republic of Chile (“BCH” and, together with Citi, the “Parties”) (as amended and modified from time to time, the “TMLA”).

Unless otherwise indicated, capitalized terms used in this letter and any schedules attached hereto (this “Letter”) and not otherwise defined herein or therein shall have the meanings ascribed to such terms in the TMLA. This Letter shall be effective immediately upon execution by the Parties.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Letter, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and notwithstanding anything to the contrary in the TMLA, the Parties hereby agree as follows:

1.	Modifications of Licensed Citi Marks. Pursuant to Section 5(a) of the TMLA, Citi hereby notifies BCH that:

a.	the Licensed Citi Marks set forth on Schedule 2(a) (Citi Logo) to the TMLA (the “Existing Citi Logos”) are hereby removed from such Schedule 2(a) and replaced by the Citi Logos set forth on Schedule A attached hereto (the “New Citi Logos”);

b.	the New Style Date for the New Citi Logos is August 31, 2023, except that:

i.	BCH may continue to use the Existing Citi Logos with materials and assets (whether physical or electronic) that bear the Existing Citi Logos and which are in existence as of the date hereof (other than credit cards, debit cards, checkbooks and checks, which are addressed in paragraphs 1(b)(ii), 1(b)(iii) and 1(b)(iv) of this Letter) until the earlier of: (x) the date on which BCH completes its regular maintenance program with respect to the applicable materials and assets and (y) August 31, 2026;

ii.	BCH may issue new credit cards, debit cards, checkbooks and checks that bear the Existing Citi Logos until August 31, 2024;

iii.	BCH shall replace all credit cards, debit cards, checkbooks and checks that bear the Existing Citi Logos with credit cards, debit cards, checkbooks and checks, as applicable, that bear the New Citi Logos by no later than August 31, 2027; and

iv.	any credit cards, debit cards, checks and checkbooks that bear the Existing Citi Logos and which are replaced after August 31, 2024 (e.g., as a result of expiration, loss or theft) shall be replaced with items that bear the New Citi Logos;

and

c.	all references to “Worldlink” on Schedule 2 (Licensed Citi Marks and Authorized Products and Services) to the TMLA are hereby removed from such Schedule 2 and replaced by “Worldlink ® payment services”.

2.	Update to Brand Book. Citi and BCH agree that, from and after August 31, 2023, the New Citi Logos shall be deemed to be incorporated into the current Brand Book (which current Brand Book is attached hereto as Schedule C) in substitution for the Existing Citi Logos, mutatis mutandis, and such updated Brand Book shall apply for all purposes under the TMLA. Citi waives the requirement of Section 5(b)(ii) of the TMLA that BCH provide an updated Brand Book with respect to the New Citi Logos.

3.	Quality Control Standards. Pursuant to Section 7(a)(iii) of the TMLA, Citi hereby notifies BCH that (a) the Citi Brand Guidelines (2023) attached hereto as Schedule B constitute quality control standards under the TMLA, (b) BCH is hereby required to comply with such Citi Brand Guidelines (2023) from and after August 31, 2023, and (c) such Citi Brand Guidelines (2023) are hereby incorporated into the Quality Control Standards set forth in the TMLA.

4.	Remaining Provisions in Effect. Except as expressly set forth herein, the TMLA remains in full force and effect in accordance with its terms. All references in the TMLA to the TMLA shall be deemed to be references to the TMLA after giving effect to this Letter.

5.	Miscellaneous. This Letter shall be subject to all applicable provisions of Sections 23 through 39 of the TMLA, mutatis mutandis.

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Sincerely,

CITIGROUP INC.

By:	/s/Ernesto Torres Cantú
Name:	Ernesto Torres Cantú
Title:	CEO, Latin America

Accepted and agreed:

BANCO DE CHILE

By:	/s/Eduardo Ebensperger Orrego
Name:	Eduardo Ebensperger Orrego
Title:	Gerente General

[Signature page Notification Trademark License Agreement August 2023]

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